EXHIBIT 23.2
Consent of J.H. Cohn LLP

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of ANADIGICS, Inc. of our report dated February 27, 2007, with respect to the consolidated statements of operations, comprehensive loss, stockholders’ equity and cash flows of ANADIGICS, Inc. for the year ended December 31, 2006 and the information for the year ended December 31, 2006 included in the related financial statement schedule of ANADIGICS, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2008.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ J.H. Cohn LLP

Roseland, New Jersey
June 30, 2009